Exhibit 99.1

Paul Broyer

Candela Corporation

508-358-7400 x435

CANDELA REPORTS RECORD REVENUES AND SOLID PROFITS

FOR FIRST FISCAL QUARTER

COMPANY TO INITIATE OPEN MARKET SHARE BUYBACK

Wayland, MA – November 1, 2005 – Candela Corporation (NASDAQ: CLZR) announced today that its first fiscal quarter revenues grew 25% over the same quarter a year earlier.  The Company reported revenues of $28.1M for the quarter versus $22.4M last year.

Net income for the quarter was $3,017,000 or $0.13 per share versus $2,846,000 or $0.12 per share a year earlier.

Candela also announced that its Board of Directors has authorized a share repurchase program of up to 10% of the Company’s outstanding shares over the next 24 months.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, said: “We are pleased with the results in what is traditionally our slowest quarter.  During the quarter, we received new SFDA (State Food and Drug Administration) approvals in China, and last week at the opening of the American Society of Dermatologic Surgery (ASDS) Annual Meeting in Atlanta, we launched a news pulsed dye platform that was well received.” Puorro added: “The year is off to a good start and we remain optimistic with our opportunities in these markets.”

About Candela:

Candela Corporation, an ISO-9001 certified company, develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 64 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 17 years ago, and currently has an installed base of 8,500 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran).  Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 2, 2005.  Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:
	October 1, 2005	October 2, 2004

Revenue	$28,087	$22,391
Cost of sales	13,535	10,350

Gross profit	14,552	12,041

Operating expenses:
Research and development	1,642	1,335
Selling, general and administrative	8,717	6,660

Total operating expenses	10,359	7,995

Income from operations	4,193	4,046

Other income (expense):
Interest income	248	96
Interest expense	—	—
Other income	62	43

Total other income	310	139

Income from continuing operations before income taxes	4,503	4,185

Provision for income taxes	1,486	1,339

Net income from continuing operations	3,017	2,846

Net income	$3,017	$2,846

Net income (loss) per share of common stock:
Basic:
Income from continuing operations	$0.13	$0.13
Loss from discontinued operations	—	—
Basic earnings per share	0.13	0.13

Diluted:
Income from continuing operations	0.13	0.12
Loss from discontinued operations	—	—
Diluted earnings per share	$0.13	$0.12

Weighted average shares outstanding	22,515	22,326

Diluted weighted average shares outstanding	23,229	23,031

CANDELA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	October 1, 2005	July 2, 2005

Assets

Current assets:
Cash and cash equivalents	$54,158	$56,582
Accounts receivable, net	28,656	34,866
Notes receivable	1,114	805
Inventories, net	13,890	12,676
Other current assets	2,082	1,821

Total current assets	99,900	106,750

Property and equipment, net	3,117	3,240

Other assets	9,825	6,826

Total assets	$112,842	$116,816

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$7,795	$11,674
Accrued payroll and related expenses	3,320	4,830
Accrued warranty	5,264	5,291
Income taxes payable	1,603	2,073
Other accrued liabilities	4,506	5,165
Current liabilities of discontinued operations	1,302	1,302
Deferred income	6,017	6,037
Total current liabilities	29,807	36,372

Other long-term liabilities	5,257	5,668
Long-term liabilities of discontinued operations	326	437
Total long-term liabilities	5,583	6,105

Stockholders’ equity
Common stock	248	248
Less: Treasury stock	(12,997)	(12,997)
Additional paid-in capital	54,139	54,027
Accumulated earnings	36,363	33,346
Cumulative translation adjustment	(301)	(285)
Total stockholders’ equity	77,452	74,339

Total liabilities and stockholders’ equity	$112,842	$116,816